Exhibit 99.1

Worthington Announces Pressure Cylinders Leadership Change

COLUMBUS, Ohio, January 28, 2016 – Worthington Industries, Inc. (NYSE: WOR) today announced that Mark Russell, president and COO, became interim president of the Pressure Cylinders business following the resignation of Andy Billman.  Russell served as president of the Steel Processing business beginning in 2007 before becoming Worthington's president and COO in August of 2012.

Billman was with Worthington for nearly 20 years, named president of Pressure Cylinders in August 2011 and has left the Company to pursue other interests.

About Worthington Industries
Worthington Industries is a leading global diversified metals manufacturing company with 2015 fiscal year sales of $3.4 billion.  Headquartered in Columbus, Ohio, Worthington is North America's premier value-added steel processor providing customers with wide ranging capabilities, products and services for a variety of markets including automotive, construction and agriculture; a global leader in manufacturing pressure cylinders for industrial gas and cryogenic applications, CNG and LNG storage, transportation and alternative fuel tanks, oil and gas equipment, and brand consumer products for camping, grilling, hand torch solutions and helium balloon kits; and a manufacturer of operator cabs for heavy mobile industrial equipment; laser welded blanks for light weighting applications; automotive racking solutions; and through joint ventures, complete ceiling grid solutions;  automotive tooling and stampings; and steel framing for commercial construction.  Worthington employs approximately 10,000 people and operates 80 facilities in 11 countries.

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as the basis for an unwavering commitment to the customer, supplier, and shareholder, and as the Company's foundation for one of the strongest employee-employer partnerships in American industry.

Safe Harbor Statement
The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act").  Statements by the company which are not historical information constitute "forward looking statements" within the meaning of the Act.  All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected.  Factors that could cause actual results to differ materially include risks described from time to time in the company's filings with the Securities and Exchange Commission.